EXHIBIT 10.11(i)

March 31, 2008

To: Geoff Ribar

[Address]

Dear Geoff:

On behalf of Telegent Systems USA, Inc., (the “Company”), I am pleased to offer you the position of Chief Financial Officer at the Company. You will be working out of the Company’s Sunnyvale office, under the guidance of Weijie Yun, the Company’s President and CEO. You will have the overall responsible for finance and accounting, legal affairs and administration.

1. Compensation.

a. Base Wage. In this exempt position, you will earn a starting salary of $16,667 per month, which is equivalent to $200,000.00 on an annualized basis, subject to applicable tax withholding. Your salary will be payable semi-monthly pursuant to the Company’s regular payroll policy.

b. Performance Bonus. You will be entitled to a total performance bonus of up to $90,000 for FY2009 (ending March 31, 2009), to be awarded based on achievement of the milestones described on Exhibit A, as determined by the Company’s Board of Directors. Payment of your performance bonus is contingent on your being employed by the Company for one year.

2. Employee Benefits.

a. Paid Time Off. You will be eligible to accrue up to 15 days of paid time off (PTO) per calendar year, pro-rated for the remainder of this calendar year.

b. Group Plans. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other similarly situated employees, including medical, dental and vision plans, subject to any eligibility requirements imposed by such plans.

3. Equity Award.

a. Stock Option. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you a stock option (the “Option”) to purchase 725,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant. The Option shares will vest at the rate of 25% of the total number of shares on the twelve (12) month anniversary of your Vesting Commencement Date (as defined in the Stock Option Agreement to be executed between you and the Company, which date will be your Start Date, as defined below) and 1/48th of the total number of shares at the end of each one-month period thereafter. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s 2004 Share Plan (the “Plan”) and the Stock Option Agreement between you and the Company, including but not limited to a “lock-up” provision and a right of first refusal in favor of the Company.

4. Pre-employment Conditions.

a. Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) on your Start Date.

b. Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

c. Verification of Information. This offer of employment is also contingent upon the successful verification of the information you provided to the Company during your application process, as well as a general background check performed by the Company to confirm your suitability for employment. By accepting this offer of employment, you warrant that all information provided by you is true and correct to the best of your knowledge, and you expressly release the Company from any claim or cause of action arising out of the Company’s verification of such information.

5. No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

6. General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. Please note that the Company is an equal opportunity employer. The Company does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or related third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by applicable law. Any questions regarding this EEO statement should be directed to Human Resources.

7. Employment:

a. At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by the Chief Executive Officer of the Company.

b. Involuntary Termination Following a Change of Control. In no way limiting the Company’s policy of employment at-will (as described below), if, within 12 months following a Change of Control (as defined below), either (x) your employment is terminated by the Company without Cause (as defined below), other than as a result of your death or disability, or (y) you terminate your status as an employee of the surviving entity due to a Constructive Termination (as defined below), then (i) you will be entitled to continuation of your base salary for a period of six (6) months, less all applicable deductions and withholdings, and (ii) vesting of 50% of your then unvested shares will be accelerated as of the date of termination. As a condition to your receipt of such benefits, you are required to comply with your continuing obligations (including the return of any Company property), resign from all positions you hold with the Company, and execute the Company’s standard form of release agreement releasing any claims you may have against the Company.

8. Definitions.

a. Cause. For the purposes of this letter, “Cause” shall mean:

i) your repeated failure to perform one or more of your essential duties and responsibilities to the Company;

ii) gross dereliction of your duties which continues after written notice from the Company’s Board of Directors, specifying in reasonable detail the tasks which must be accomplished and a timeline for their accomplishment to avoid termination for Cause;

iii) your material violation of any Company policy;

iv) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company;

v) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company;

vi) your willful breach of any of your obligations under any written agreement or covenant with the Company; or your conviction of a felony.

b. Change of Control means the occurrence of any of the following events:

i)	The closing of a sale of all or substantially all of the assets of the Company; or

ii) The closing of a merger or consolidation of the Company with any other corporation which would result in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

iii) Completion of a tender or exchange offer or other transaction or series of transactions resulting in less than a majority of the outstanding voting shares of the surviving corporation being held, immediately after such transaction or series of transactions, by the holders of the voting shares of the Company outstanding immediately prior to such transaction or series of transactions.

c. Constructive Termination means (1) a material reduction or change (without your written consent) in your title, job duties, responsibilities and job requirements inconsistent with your position with the Company and your prior duties, responsibilities and requirements, which material reduction or change continues for more than fifteen (15) days after written notice (including reasonable detail describing the facts of any such material reduction or change) is given by you to the Company, taking into account the differences in job title and duties that are normally occasioned by reason of an acquisition of one company by another; (2) any reduction of your base compensation without your written consent (except an equal, across-the-board reduction in the compensation of all similarly-situated employees of the Company or the surviving entity that is approved by the board of directors); or (3) a requirement that you report for work in person on a regular and daily basis at a facility or location more than 50 miles from the Company’s current location.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement, on or before April 11, 2008. The Company requests that you begin work in this new position on or before May 15, 2008, or sooner. Please indicate the date (either on or before the aforementioned date) on which you expect to begin work in the space provided below (the “Start Date”). This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of California, without regard to its conflict of laws provisions. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company.

Very truly yours,

TELEGENT SYSTEMS USA, INC.

Weijie Yun

By:	/s/ Weijie Yun
Title:	President and CEO

ACCEPTED AND AGREED:

Geoff Ribar

/s/ Geoff Ribar
Signature

Date 3/31/2008

Anticipated Start Date:

Exhibit A

FY2009 Performance Bonus

(Ending March 31, 2009)